                                                                    EXHIBIT 99.1
                                           Nabors Industries, Inc. Press Release
                                                          dated February 2, 1999

           NABORS 4Q98 NET $0.20 VS. $0.37, FULL YEAR $1.16 VS. $1.24

HOUSTON, TEXAS, FEBRUARY 2, 1999, Nabors Industries today announced its operating results for the fourth quarter and full year ending December 31, 1998. Net income for the fourth quarter of 1998 was $21.0 million or $0.20 per share versus $41.3 million or $0.37 per share in 1997. Operating income was $31.5 million versus $64.2 million in the prior year period, with revenues at $208.2 million versus $302.8 million. For the full year 1998, net and operating income were $125.0 million ($1.16 per share) and $182.3 million, respectively, versus $136.0 million ($1.24 per share) and $195.3 million. Revenues for the full year 1998 were $968.2 million versus $1,115 million in 1997.

Eugene M. Isenberg, Nabors' Chairman and Chief Executive Officer commented on the results. "Although 1998 represented the second best financial performance in the Company's history, our fourth quarter results were well below the average for the year. While our Alaskan, International and Canadian units all achieved or approached record results in operating income, they also experienced a deteriorating market outlook by the end of the year. Our US Lower 48 unit was the first, and most severely, impacted by the steadily weakening market, followed by our offshore platform and jackup workover rigs in the Gulf of Mexico."

"Our fourth quarter results more closely reflect the ongoing state of our business. Compared to the third quarter of 1998, we were adversely impacted by roughly equal reductions in the contribution of our international and US Lower 48 units, while our other units fared relatively well. In our international land business, the primary effects emanated from the previously discussed sharp drop in activity in Saudi Arabia compounded by continuing activity reductions in Venezuela and cessation of some other higher margin international projects. In the US Lower 48, lower average fourth quarter crude prices of $11-12 per barrel further reduced our active rig count and dayrates."

"Going forward, Alaska will experience a decrease in activity beginning in the first quarter, following an extraordinary year wherein record operating income was 40% higher than in 1997. The mid-fourth quarter addition of two new rigs on firm contracts, along with a firm prognosis for 4 to 5 of our existing rigs, will soften the impact. Curtailment of activity on the North Slope, including development drilling, is projected to result in as much as a 250 thousand barrel per day year-to-year drop in production. This follows an extensive effort to arrest production decline on the North Slope, through increased drilling in existing and new fields. This large drop in oil production is indicative of the effect on supply of reduced spending. The magnitude of remaining reserves and the installed infrastructure bode well for the longer-term outlook for this area with an improvement in crude prices."

"Our International operations achieved a new record in operating income with an increase in excess of 50% year-to-year. However, the fourth quarter represented a substantial reduction in the run-rate, albeit only modestly below year ago levels. Looking forward, 1999 is likely to have its ups and downs in this business unit, although we anticipate that the current level of profitability should be relatively stable as a result of new firm contracts commenced in late 1998. These contracts should substantially offset the reduced contribution of Saudi Arabia and Venezuela, and other projects."

"Our US Lower 48 unit may well experience further erosion if current oil and gas price levels persist. Canada appears stable with the contribution from a slight increase in activity offset by somewhat lower average prices. Offshore, we expect further reductions in Gulf of Mexico jackup and platform workover rig utilization to be substantially offset by the new international contracts that commenced in the fourth quarter. Our higher margin platform drilling rigs are expected to maintain current results in the near term."

"During these difficult times we will continue to focus on maximizing profitability, particularly in the face of any further deterioration in activity, by ongoing reductions in overhead and operating costs. Similarly, we intend to maintain healthy levels of free cash flow through substantial reductions in cash spending for sustaining and discretionary capital expenditures."

"We also view the current market environment as an opportunity to enhance the long-tem future of our business. We recently announced our two largest acquisitions to date, Bayard Drilling Technologies and Pool Energy Services. Both of these fine companies will broaden Nabors' presence in several areas, increase our operating efficiency and enhance our ability to reduce our customer's costs. We currently intend to complete the Bayard acquisition by the end of the first quarter and the Pool acquisition near the end of the second quarter depending upon the timing of the necessary regulatory and shareholder approvals. We plan immediately to implement the attendant cost savings and operating economies following the completion of each transaction to minimize the risk of possible short-term dilution. The consideration for both acquisitions is essentially stock, which will preserve the quality of our balance sheet and maintain our financial flexibility. We are pleased to see both major credit rating agencies maintain our A3 and BBB+ credit ratings following announcement of these major acquisitions. These actions reflect Nabors' inherent ability to remain profitable in severe market downturns and capitalize on opportunities as a result of our solid financial position, minimal use of financial leverage, continuing strong cash flow and long-term earnings potential."

"I remain confident of the long-term outlook for Nabors. The current worldwide curtailment in investment for exploration and development projects is likely to have the effect of reducing excess production capability, particularly in those areas where depletion is significant. Reduced productive capacity of existing reserves, the multi-year lead times required to develop substantial new reserves and a resumption of demand growth will eventually lead to supply/demand balance in energy markets, probably sooner than expected under the current consensus. This in turn should have a large and rapid positive effect on our business."

Nabors actively markets over 400 land drilling rigs worldwide. Offshore, the Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas, and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance, and project management services.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based upon certain assumptions and analyses made by the Company, in light of its experience, and its perception of historical and future trends, on general economic and business conditions; and on numerous other factors, including expected future developments, many of which are beyond the control of the Company. Such forward-looking statements are also subject to certain risks and uncertainties, as disclosed by the Company from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.

--------------------------------------------------------------------------------
NABORS' STOCK IS LISTED ON THE AMERICAN STOCK EXCHANGE (NBR). FOR FURTHER INFORMATION, PLEASE CONTACT DENNIS A. SMITH (281) 874-0035. TO REQUEST INVESTOR MATERIALS, CALL (281) 775-8000 - EXT. 6363.

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 1998 AND 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 (UNAUDITED)
                                   ---------------------------------------------
                                    THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                        DECEMBER 31,            DECEMBER 31,
                                   --------------------    ---------------------
                                     1998        1997        1998         1997
                                   --------    --------    --------    ---------
Revenues:
  North America                    $159,570    $257,606    $760,379     $936,276
  International                      48,670      45,200     207,778      178,756
                                   --------    --------    --------    ---------
      Total revenues                208,240     302,806     968,157    1,115,032
                                   --------    --------    --------    ---------
Operating expenses:
  Direct costs                      136,043     199,714     623,844      774,856
  General and administrative
      expenses                       18,398      18,580      77,026       72,478
  Depreciation and amortization      22,332      20,313      84,949       72,350
                                   --------    --------    --------    ---------
      Total operating expenses      176,773     238,607     785,819      919,684
                                   --------    --------    --------    ---------
Operating income:
  North America                      26,723      59,142     148,175      172,377
  International                       8,775       9,178      48,946       38,480
  Corporate expenses                 (4,031)     (4,121)    (14,783)     (15,509)
                                   --------    --------    --------    ---------
      Total operating income         31,467      64,199     182,338      195,348
                                   --------    --------    --------    ---------
Other income (expense):
  Interest expense                   (3,624)     (3,979)    (15,463)     (16,323)
  Interest income                       275          93       1,480        1,936
  Other income; net                   6,844       2,303      31,626       28,502
                                   --------    --------    --------    ---------
      Other income (expense)          3,495      (1,583)     17,643       14,115
                                   --------    --------    --------    ---------
Income before income taxes           34,962      62,616     199,981      209,463
                                   --------    --------    --------    ---------
Income taxes:
     Current                         11,019       7,103      40,256       17,273
     Deferred                         2,917      14,186      34,737       56,170
                                   --------    --------    --------    ---------
      Total income taxes             13,936      21,289      74,993       73,443
                                   --------    --------    --------    ---------
Net income                          $21,026     $41,327    $124,988     $136,020
                                   ========    ========    ========    =========
Earnings per share:
     Basic                             $.21        $.41       $1.24        $1.39
                                   ========    ========    ========    =========
     Diluted (1)                       $.20        $.37       $1.16        $1.24
                                   ========    ========    ========    =========
Weighted average number of
     shares outstanding:
     Basic                          100,795     100,814     100,807       98,180
                                   ========    ========    ========    =========
     Diluted (1)                    111,312     116,427     112,555      113,793
                                   ========    ========    ========    =========

(1) Diluted earnings per share for the three and twelve months ended December 31 equals net income plus $1,358 and $5,432 for 1998, respectively, and $1,402 and $5,608 for 1997, respectively, of after tax interest expense incurred on the $172,500 5% Convertible Subordinated Notes, issued on May 28, 1996 ("the Notes"). This adjusted net income is divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options and warrants, as well as 9,517 shares assumed to be issued on conversion of the Notes. The earnings per share amounts presented for the three and twelve months ended December 31, 1997 have been restated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share."